UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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LL Flooring Holdings, Inc.

(Name of registrant as specified in its charter)

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LL Flooring Mails Letter to Shareholders Highlighting Board’s Highly Qualified and Engaged Directors

Underscores How LL Flooring’s Nominees Are the Right Directors to Oversee

the Company’s Strategic Direction

Thomas Sullivan Proxy Contest is Self-Serving and Personal;

Jerald Hammann Owns Few Shares and Is Not Qualified to Serve as a Director

Urges Shareholders to Vote the Universal WHITE Proxy Card Today “FOR” ONLY LL Flooring’s Three Highly Qualified Director Nominees

Visit www.VoteLLFlooring.com for More Information

RICHMOND, VA. – June 3, 2024 – LL Flooring Holdings, Inc. (“LL Flooring” or “Company”) (NYSE: LL) today mailed a letter to shareholders in connection with the filing of its definitive proxy statement with the Securities and Exchange Commission (“SEC”) for its upcoming 2024 Annual Meeting of Stockholders. The Company also launched www.VoteLLFlooring.com, which provides additional information and resources to help shareholders vote at the 2024 Annual Meeting of Stockholders. The letter contains critical information for shareholders’ decision making, including:

•	LL Flooring has a highly qualified and engaged Board with the right mix of skills and expertise to oversee the Company’s strategic direction.

•	The Company’s Board of Directors and management team have determined a set of five strategic priorities and are taking decisive action to deliver on those priorities to drive value creation.

•	The Board is also taking action to address near-term financing needs.

•

Through its previously announced strategic alternatives review process, the Board has been carefully and thoroughly evaluating and engaging with third parties regarding indications of interest and non-binding proposals to acquire the Company.

•

Thomas Sullivan has launched a proxy contest that is self-serving, personal and not in the best interests of all shareholders, and the Board believes he would push a personal agenda to acquire LL Flooring at a price that may undervalue the Company if elected to the Board.

•	Jerald Hammann, who has nominated himself to the Board, only owns a few shares of the Company’s stock, lacks a cogent plan for LL Flooring and is not qualified to serve on LL Flooring’s Board.

The full text of the letter follows:

Dear Fellow Shareholders,

At our upcoming 2024 Annual Meeting of Stockholders on July 10, 2024, you will be asked to make an important decision regarding the future of LL Flooring.

Thomas Sullivan, founder of the Company, is attempting to take control of LL Flooring through a costly and distracting proxy contest to install himself and two of his hand-picked employees on your Board of Directors. Given Mr. Sullivan’s actions during the Company’s strategic review process, we believe he may be attempting to force a sale of the Company to himself at a price that may undervalue the Company.

In addition to Mr. Sullivan and his nominees, Jerald Hammann, another individual shareholder of LL Flooring, has nominated himself to the Board. Mr. Hammann has a history of nominating himself to corporate boards when owning only a few shares of stock. Indeed, Mr. Hammann only owns 10 shares of LL Flooring stock and fundamentally lacks a cogent plan for LL Flooring along with any distinct skills or experience.

As you consider your vote, we would like to highlight the following:

•	Mr. Sullivan’s proxy contest is self-serving, personal and not in the best interests of all shareholders and Mr. Hammann is not qualified to serve on the Company’s Board.

•	Your Board and management team have determined a set of five strategic priorities and are taking decisive action to deliver on those priorities to drive value creation.

•	Your Board is also taking action to address near-term financing needs.

•

Through its previously announced strategic alternatives review process, your Board has been carefully and thoroughly evaluating and engaging with third parties regarding indications of interest and non-binding proposals to acquire the Company.

•

LL Flooring has a highly qualified and engaged Board with the right mix of skills and expertise to oversee the Company’s execution of its strategic priorities and the Company’s overall strategic direction.

We urge you to support your Board by voting the universal WHITE proxy card today “FOR” ONLY LL Flooring’s three highly qualified director nominees – Douglas T. Moore, Ashish Parmar and Nancy M. Taylor.

Executing Our Strategic Plan for Growth and Value Creation

LL Flooring’s strategy, as crafted by management under the oversight of the Board, is the result of a thorough analysis of LL Flooring’s business, competitive positioning in the marketplace and current operational environment. The broader home improvement industry continues to face numerous headwinds driven by weaker home sales and compounded by elevated interest rates and inflation. These structural factors have led to softness in home improvement, remodel and big-ticket discretionary spending, and according to independent research conducted by Evercore ISI Research in 2024, home improvement spend by housing units fell below its 50-year average.

To best drive growth and value creation against this backdrop, your Board and management team have identified and begun executing on five clear strategic initiatives:

1.	Investing in growing the Pro business

2.	Driving customer engagement through CRM rollout

3.	Increasing brand awareness

4.	Driving product innovation and carpet growth

5.	Ensuring consistent customer experience

We strongly believe that the execution of our strategic initiatives, including our CRM and Pro initiatives, will improve the customer experience and help drive traffic to stores. Additionally, we are focused on unlocking cost savings, and have a number of active work streams underway to further rationalize costs. In addition to actions taken last year with respect to payroll and other cost reduction, we have taken actions in the first quarter of the current fiscal year to restructure and curtail expenses, which quarter-to-date have totaled approximately $4 million. In addition, the Company’s supply chain teams have been carefully managing inventory to improve working capital while still maintaining appropriate levels of in-stock quality product assortment for customers. As a result, the Company is well positioned in the marketplace when the cycle for home improvement spending normalizes and long-term tailwinds driven by aging housing stock, increased household formation, and rising home values, begin to take shape.

In an effort to obtain the financial runway to execute on our strategic plan, in Q1 2024 we announced plans to pursue a sale of our approximately one million square foot distribution center in Sandston, Virginia, in order to put us in a position to achieve our goals and provide us with liquidity as we weather the current operating environment. We also retained Houlihan Lokey to pursue additional financing alternatives.

Despite the cyclical factors, we remain focused on our execution and believe our strategy to increase brand awareness and deliver a more consistent end-to-end customer experience across our omnichannel network will gain traction and drive profitability.

Conducting a Thorough Strategic Alternatives Process

Your Board and management regularly evaluate the Company’s strategic direction and ongoing business plans and review potential alternatives with a view toward enhancing value. As announced in August 2023, your Board is undertaking an exploration of strategic alternatives in response to receipt of multiple inbound expressions of interest regarding a potential transaction with the Company.

As part of this process, the Board and management team have worked diligently with the Company’s independent financial and legal advisors to consider and evaluate, among other things:

•	Technology and marketing investments;

•	Diversification into new product lines;

•	A potential sale of the Company’s Sandston distribution center;

•	Potential strategic business combinations; and

•	Other transactions with third parties, including indications of interest and non-binding proposals from several financial sponsors, many including multiple rounds of negotiations and proposals.

Your Board assembled to discuss these alternatives and to determine the best path forward for the Company 20 times in 2023 and five times in the first five months of 2024. Throughout this process, your Board has remained focused on ensuring LL Flooring is taking all possible actions to drive value creation.

As part of the strategic alternatives review process, in April 2024, the Company received a non-binding unsolicited proposal from Live Ventures to acquire all of the Company’s outstanding shares of common stock for $2.50 per share in cash. Your Board is committed to a fair process for all interested parties and will continue to thoroughly review any credible proposal received to determine the course of action that it believes maximizes value.

LL Flooring’s Highly Qualified and Engaged Director Nominees

Your LL Flooring Board has the right mix of skills and experience to oversee the execution of the Company’s five core growth strategies, support the team’s delivery of high-touch service for our customers and drive value. Your LL Flooring Board comprises nine highly qualified and engaged directors, eight of whom are independent. At the 2024 Annual Meeting of Stockholders, Douglas T. Moore, Ashish Parmar and Nancy M. Taylor are standing for election.

•	Douglas T. Moore

Current Chairman and CEO of CleanCore Solutions, Inc.

More than 25 years of retail experience, including as CEO of two public companies

•	Ashish Parmar

Current Chief Information Officer of Standard Industries, Inc.

More than 20 years of leadership and technology experience across luxury retail, logistics, and consumer electronics

•	Nancy M. Taylor

Current LL Flooring Independent Board Chair; Former CEO of Tredegar Corporation

More than 25 years of business, finance, and leadership experience; brings strong corporate governance knowledge as public company director at TopBuild Corp. and Malibu Boats, Inc.

Messrs. Moore and Parmar and Ms. Taylor have made significant contributions to your Board and the Company over their respective tenures, including overseeing the development of the Company’s five core growth strategies, collectively serving on all four Board Committees, and proactively refreshing the management team with four new corporate leaders added in the last two years to bring fresh perspectives to the Company during a period of industry and market pressure.

If Elected, Mr. Sullivan’s Focus Would be to Acquire the Company

If elected to the Board, we believe the focus of Mr. Sullivan would be to push a personal agenda to acquire LL Flooring at a price that may undervalue the Company. The two additional candidates being put forth by Mr. Sullivan have longstanding relationships with him, and currently work for F9 Investments or Cabinets To Go.

The LL Flooring Nominating and Corporate Governance Committee considers a number of factors in appointing a director to the Board, including the ability of the prospective nominees to represent the interests of all shareholders, the extent to which the prospective nominees contribute to the range of talent, skills and expertise appropriate for the Board and the extent to which the prospective nominees help the Board reflect the diversity of the Company’s shareholders, employees, customers and the communities in which it operates. All of the directors currently serving on your Board meet these criteria. While some of Mr. Sullivan’s candidates have industry experience, none except for Mr. Sullivan himself have any prior experience serving on the board of a public company, or strong corporate governance knowledge.

In accordance with the Company’s guidelines, two members of the Nominating and Corporate Governance Committee, who are not themselves nominees, interviewed Mr. Sullivan and his nominees along with Mr. Hammann. Subsequently, the Board determined none of Mr. Sullivan’s candidates nor Mr. Hammann offered experience or skills that were not already represented by the Company’s current directors. In an effort to avoid a distracting and costly proxy contest and given the industry experience of Mr. Sullivan’s candidate, John Jason Delves, the Board proposed to Mr. Sullivan that Mr. Delves could be appointed to the Board. However, Mr. Sullivan rejected this proposed compromise and has chosen to proceed with his unnecessary and self-serving proxy contest.

We firmly believe that LL Flooring’s current directors are the right directors with the right experience and skillsets to oversee the Company’s strategic direction and to maximize value.

Vote today “FOR” ONLY LL Flooring’s three highly qualified and engaged director nominees on the universal WHITE proxy card

Your Board unanimously recommends that you vote “FOR” the election of each of the three nominees proposed by your Board, Messrs. Moore and Parmar and Ms. Taylor, on your universal WHITE proxy card.

Your Board does not endorse Mr. Sullivan and his other two nominees or Mr. Hammann, and strongly urges you to DISCARD and NOT vote using any gold proxy card that may be sent to you by Mr. Sullivan or any proxy card that may be sent to you by Mr. Hammann. If you have already voted using a gold proxy card or other proxy card sent to you by either Mr. Sullivan or Mr. Hammann, respectively, you have every right to change your vote and we strongly encourage you to revoke that proxy by using the WHITE proxy card to vote in favor of ONLY the three nominees recommended by your Board - by Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Only the latest validly executed proxy that you submit will be counted - any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

Your vote is very important. Even if you plan to attend the Annual Meeting, we request that you read the proxy statement and vote your shares by signing and dating the enclosed universal WHITE proxy card and returning it in the postage-paid envelope provided or by voting via the Internet by following the instructions provided on the enclosed universal WHITE proxy card.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Saratoga, at (888) 368-0379 or (212) 257-1311 or by email at info@saratogaproxy.com.

About LL Flooring

LL Flooring is one of the country’s leading specialty retailers of hard-surface flooring with more than 435 stores nationwide. The Company seeks to offer the best customer experience online and in stores, with more than 500 varieties of hard-surface floors featuring a range of quality styles and on-trend designs. LL Flooring’s online tools also help empower customers to find the right solution for the space they’ve envisioned. LL Flooring’s extensive selection includes waterproof hybrid resilient, waterproof vinyl plank, solid and engineered hardwood, laminate, bamboo, porcelain tile, and cork, with a wide range of flooring enhancements and accessories to complement. LL Flooring stores are staffed with flooring experts who provide advice, Pro partnership services and installation options for all of LL Flooring’s products, the majority of which is in stock and ready for delivery.

Learn More about LL Flooring

•	Our commitment to quality, compliance, the communities we serve and corporate giving: https://llflooring.com/corp/quality.html

•	Follow us on social media: Facebook, Instagram and Twitter.

Forward Looking Statements

Certain statements in this press release may include statements of the Company’s expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “assumes,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “targets,” “potential,” “will likely result,” and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements.

These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. These risks include, without limitation, the impact of any of the following: reduced consumer spending due to slower growth, economic recession, inflation, higher interest rates, and consumer sentiment; our advertising and overall marketing strategy, including anticipating consumer trends and increasing brand awareness; the results of our ongoing strategic review; a sustained period of inflation impacting consumer spending; our inability to execute on our key initiatives or if such key initiatives do not yield desired results; stock price volatility; competition, including alternative e-commerce offerings; liquidity and/or capital resources changes and the impact of any changes or limitations, including, without limitation, ability to borrow funds and/or renew or roll over existing indebtedness; transportation availability and costs, including the impact of the war in Ukraine and the conflict in the middle east on the Company’s European and Asian suppliers; potential disruptions to supply chain and product availability related to forced labor and other trade regulations; including with respect to the Uyghur Forced Labor Prevention Act; inability to hire and/or retain employees; inability to staff stores due to overall pressures in the labor market; the outcomes of legal proceedings, and the related impact on liquidity; reputational harm; inability to open new stores with acceptable financial returns, find suitable locations for our new stores, and fund other capital expenditures; managing growth; disruption in our ability to distribute our products, including due to severe weather; operating an office in China; managing third-party installers and product delivery companies; renewing store, warehouse, or other corporate leases; maintaining optimal inventory for consumer demand; our and our suppliers’ compliance with complex and evolving rules, regulations, and laws at the federal, state, and local levels having an overreliance on limited or sole-source suppliers; damage to our assets; availability of suitable hardwood, carpet and other products, including disruptions from the impacts of severe weather and supply chain constraints; product liability claims, marketing substantiation claims, wage and hour claims, and other labor and employment claims; sufficient insurance coverage, including cybersecurity insurance; disruptions due to cybersecurity threats, including any impacts from a network security incident; the handling of confidential customer information, including the impacts from the California Consumer Privacy Act, California Privacy Rights Act and other applicable data privacy laws and regulations; management information systems and customer relationship management system disruptions; obtaining products domestically and from abroad, including tariffs, the effects of antidumping and countervailing duties, and delays in shipping and transportation whether due to international events, such as the Red Sea shipping crisis, or scenarios outside of the Company’s control; impact of changes in accounting guidance, including implementation guidelines and interpretations related to Environmental, Social, and Governance matters; deficiencies or weaknesses in internal controls; and anti-takeover provisions.

The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws.

Additional factors are set forth in the Company’s Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2023, under the captions “Risk Factors”, the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2024, and subsequent filings with the SEC.

Contacts

For further information:

LL Flooring Investor Relations

ICR

Bruce Williams

ir@llflooring.com

Tel: 804-420-9801

For media inquiries:

Leigh Parrish / Ed Trissel

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Saratoga Proxy Consulting LLC:

John Ferguson

info@saratogaproxy.com

Tel: 212-257-1311